EXHIBIT 99.2

BARZEL INDUSTRIES INC. ANNOUNCES SALE AND PURCHASE OF
CANADIAN ASSETS

Norwood, MA (March 2, 2009) – Barzel Industries Inc. (“Barzel”), formerly known as Novamerican Steel Inc. (NASDAQ: TPUT, TPUTW) announced today the sale and purchase of certain assets in Canada.

Pursuant to a Purchase and Sale Agreement entered into with Chriscott Properties Inc. and an affiliated company (collectively “Chriscott”), Barzel acquired the real property in Baie D’Urfe, Quebec, on which its existing tubular products facility is situated.  Previously, the Company had leased the real property and building from Chriscott.   As part of the transaction, Barzel sold to Chriscott the machinery and equipment at its processing facilities in Dorval, Quebec, and Lasalle, Quebec.   As the Dorval and Lasalle facilities were also leased properties from Chriscott, the transaction included the termination of these leases as well as the lease on property in Cambridge, Ontario, which the Company exited last year.   Net cash proceeds from the transaction totalled US$15.5 million.

During 2008 and the first quarter 2009, Barzel has advanced its plan for implementing the Decalogue™ operating methodology at the Company transforming it to operate as one, integrated system.  As a result of the Company’s realignment and simplification of its operating network, these divested processing assets were redundant with the Company’s processing capabilities in Stoney Creek, Ontario, Auburn, Massachusetts and Morrisville, Pennsylvania.   Barzel continues to provide its customers with structural tubing, roll formed steel sections, a wide range of manufactured sub-assemblies and accessories, as well as processing services that include pickling, slitting, cut-to-length and precision blanking in steel and other metals.

Corrado De Gasperis, Chief Executive Officer of Barzel Industries Inc. said, “These events support our strategy to continue providing steel processing services to our customers through other facilities within our own network, while better focusing our resources to become a diversified supplier of value-added products.  In addition, this transaction accelerates our overall realignment plans that are expected to contribute an additional $10 million reduction in our annual operating expenses.   When combined with our 2008 restructurings and our first quarter 2009 reductions in workforce and facility rationalizations, these actions should result in total operating expense reductions of $20 million in 2009, when compared with 2008.”

MORE ABOUT BARZEL INDUSTRIES INC.

Headquartered in Norwood, Massachusetts, with operational hubs in Mississauga, Ontario and Montreal, Quebec, we operate a network of 18 processing, manufacturing,  and distribution facilities in the United States and Canada. Through an innovative management system that includes close statistical monitoring and analysis of our plant capabilities, we can service our customers with speed, quality and reliability. With a long tradition of quality service, we offer a wide range of metal processing solutions to a variety of industries, from construction and industrial manufacturing to finished commercial racking products. Our systemic approach has enabled us to become a well-diversified, multi-process provider of value-added services. We believe we are one of only two independent continuous process picklers in Canada.

For additional information on Barzel, visit its website at http://www.barzel.com.

Forward-Looking Statements

This press release and any related calls or discussions may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Barzel. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Barzel’s management, are subject to risks and uncertainties (including those described in Barzel’s public filings with the Securities and Exchange Commission), which could cause actual results, events and circumstances to differ materially from the forward-looking statements.  The following factors, among others, could cause actual results, events and circumstances to differ from those set forth in the forward-looking statements: changes in generally accepted accounting principles; failure of Barzel to continue to comply with government regulations; adoption of or changes in legislation or regulatory environments or requirements adversely affecting Barzel’s businesses; changes in the financial stability of major customers of Barzel or in demand for its products and services; the failure to achieve the benefits anticipated from the recently completed transactions; competition; changes in general economic conditions; geopolitical events, and other risks and uncertainties, as well as future decisions by the parties. The information set forth herein should be read in light of such risks.  In some cases, one can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions.  The reader is cautioned not to rely on these forward-looking statements.  Barzel disclaims any obligation to update these forward-looking statements.

Contact:

Barzel Industries Inc.
Karen G. Narwold, Esq.
Vice President, Strategic Counsel
Office: (781) 619-1450
Cell: (917) 207-7924